Exhibit 99.1

[THE HAIN CELESTIAL GROUP, INC. LOGO OMITTED]

Contact:

Ira Lamel/Mary Anthes

The Hain Celestial Group, Inc.

631-730-2200

HAIN CELESTIAL Announces first Quarter fiscal year 2013 Earnings Conference Call and
Webcast on november 1, 2012

AND RECONFIRMS ANNUAL GUIDANCE

Melville, NY, October 15, 2012—The Hain Celestial Group, Inc. (NASDAQ HAIN), a leading natural and organic products company providing consumers with A Healthy Way of Life™, will conduct a conference call on Thursday, November 1, 2012 at 4:30 PM (Eastern Time) to review its First Quarter Fiscal Year 2013 results, which will be released prior to the call.

In addition, Hain Celestial reconfirmed its annual guidance for fiscal year 2013 previously provided on August 22, 2012.

Fiscal Year 2013 Guidance

The Company does not provide quarterly guidance. On August 22, 2012, the Company provided the following guidance for its fiscal year 2013.

•	Net sales range of $1.600 billion to $1.615 billion in sales, approximating 10% to 11% growth over its annualized fiscal year 2012 sales base.
•	Earnings of $2.10 to $2.20 per diluted share.

Also on August 22, 2012, the Company announced that Hain Daniels, its wholly owned subsidiary, had entered into an agreement to acquire Premier Foods plc’s portfolio of market-leading packaged grocery brands. The acquisition, which is subject to approval by Premier Foods’ shareholders and consent from its banking syndicate, is expected to close by the end of October or the beginning of November 2012. The Company estimates that net sales during the eight month period from closing to June 30, 2013 will approximate $180 million with accretion in earnings per diluted share during that period approximating $0.25 before acquisition related charges.

As previously disclosed, guidance is provided on continuing operations on a non-GAAP basis and therefore excludes results of discontinued operations from our private label chilled ready meals and Daily Bread™ sandwich businesses and acquisition and integration expenses that may be incurred during the Company’s fiscal year 2013, which the Company will continue to identify when it reports its financial results. Guidance excludes the impact of the above discussed pending acquisition of the Premier Foods brands and any future acquisitions or discontinued operations not now contemplated. Historically, the Company’s sales and earnings are strongest in its second and third quarters.

The Hain Celestial Group

The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic products company in North America and Europe. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Earth’s Best®, Terra®, Garden of Eatin’®, Sensible Portions®, Health Valley®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Gluten Free Café™, Hain Pure Foods®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Almond Dream®, Rice Dream®, Soy Dream®, WestSoy®, The Greek Gods®, Ethnic Gourmet®, Yves Veggie Cuisine®, Europe’s Best®, Cully & Sully®, New Covent Garden Soup Co.®, Johnson’s Juice Co.®, Farmhouse Fare®, Linda McCartney®, Lima®, Danival®, GG UniqueFiber®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene® and Earth’s Best TenderCare®. Hain Celestial has been providing A Healthy Way of Life™ since 1993. For more information, visit www.hain-celestial.com

Safe Harbor Statement

This press release contains forward-looking statements under Rule 3b-6 of the Securities Exchange Act of 1934, as amended. Words such as “plan,” “continue,” “expect,” “expected,” “anticipate,” “estimate,” “believe,” “may,” “potential,” “can,” “positioned,” “should,” “future,” “look forward” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause the Company’s actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include the Company’s expectations relating to (i) the Company’s guidance for net sales and earnings per diluted share in fiscal year 2013; and (ii) the acquisition of Premier Foods and the potential improvements to the Company's sales and earnings resulting therefrom. These risks include but are not limited to the Company’s ability to achieve its guidance for net sales and earnings per diluted share in fiscal year 2013 as a result of the economic environment in the U.S. and other markets that it sells products as well as economic, political and business conditions generally and their effect on the Company’s customers and consumers’ product preferences, and the Company’s business, financial condition and results of operations; unanticipated variances in seasonality of the Company’s business, including potential variances greater than those experienced in historical periods; the Company’s expectations for its business for fiscal year 2013 and its positioning for the future; changes in estimates or judgments related to the Company’s impairment analysis of goodwill and other intangible assets, as well as with respect to the Company’s valuation allowances of its deferred tax assets; the Company’s ability to implement its business and acquisition strategy, including its strategy for improving results in the United Kingdom and the integration of the Daniels Group acquisition; the ability of the Company’s joint venture investments, including Hain Pure Protein Corporation, to successfully execute their business plans; the Company’s ability to realize sustainable growth generally and from investment in core brands, offering new products and its focus on cost containment, productivity, cash flow and margin enhancement in particular; the Company’s ability to effectively integrate its acquisitions; competition; the success and cost of introducing new products as well as the Company’s ability to increase prices on existing products; the availability and retention of key personnel; the Company’s reliance on third party distributors, manufacturers and suppliers; the Company’s ability to maintain existing customers and secure and integrate new customers; the Company’s ability to respond to changes and trends in customer and consumer demand, preferences and consumption; international sales and operations; changes in fuel, raw materials and commodity costs; the effects on the Company’s results of operations from the impacts of foreign exchange; changes in, or the failure to comply with, government regulations; the availability of natural and organic ingredients; the loss of one or more of our manufacturing facilities; our ability to use our trademarks; reputational damage; product liability; seasonality; the Company’s reliance on its information technology systems; and other risks detailed from time-to-time in the Company’s reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended June 30, 2012. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any person assumes responsibility for the accuracy and completeness of these statements.